UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 21, 2005

BriteSmile, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-17594	87-0410364

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

460 North Wiget Lane
Walnut Creek, California	94598

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 941-6260

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 19, 2005, the Company entered into a binding Letter of  Intent (the “Letter”) with Dental Spas, LLC, of Fairfield, Iowa (“Dental Spas”), pursuant to which Dental Spas has agreed to purchase the Company’s business consisting of its BriteSmile Teeth Whitening Centers (the “Centers Business”).  Dental Spas will have the right to operate BriteSmile branded centers worldwide and, in addition, the world-wide distribution rights in the retail field to BriteSmile’s after-care retail products including but not limited to the BriteSmile-To-Go whitening pen. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ.

Dental Spas has agreed to pay $20,000,000 in cash for the Centers Business and retail products plus assume approximately $1,500,000 in Center Business debt.  The company presently intends to use the sale proceeds to reduce debt and for working capital.

The closing of the sale is conditioned upon the negotiation and execution of a definitive purchase agreement and that no change occurs that would be materially adverse to the Centers Business or assets prior to closing. The target date for a definitive agreement is December 12, 2005 with closing to occur by 2005 year-end.

The Company is also in discussions concerning a possible sale of its Associated Center business, wherein teeth whitening procedures are performed by more than 5,000 independent dentists (Associated Centers) located in the United States and in more than 75 countries worldwide.

A copy of a press release dated November 21, 2005 regarding the Letter is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statement and Exhibits

(c)	Exhibits

99.1	Press release issued by BriteSmile, Inc. dated Nevember 21 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BriteSmile, Inc.

	By:	/s/ Ken Czaja

Ken Czaja
Chief Financial Officer

Date: November 21, 2005